Exhibit 99.1

ONCOCYTE ANNOUNCES 1-for-20 reverse stock split

IRVINE, Calif., July 24, 2023 (GLOBE NEWSWIRE) — Oncocyte Corporation (Nasdaq: OCX) (the “Company”), a precision diagnostics company, announced today that the Company will implement a 1-for-20 reverse stock split of the outstanding shares of its common stock. The reverse stock split will be effective at 5:00 p.m. Pacific time on July 24, 2023, and the Company’s common stock will begin to trade on a post-split basis at the market open on July 25, 2023, under the Company’s existing trading symbol “OCX”. The CUSIP number for the common stock following the reverse stock split will be 68235C206. The reverse stock split is part of the Company’s plan to regain compliance with the minimum bid price requirement for continued listing on The Nasdaq Stock Market (“Nasdaq”).

The reverse stock split was approved by the Company’s shareholders at a Special Meeting of Shareholders held on July 24, 2023, which authorized the Company to effect the reverse stock split at the discretion of the Company’s Board of Directors within certain parameters approved by the shareholders. The final split ratio was subsequently approved by the Company’s Board of Directors at a meeting held on July 24, 2023.

The reverse stock split will reduce the number of outstanding shares of the Company’s common stock to approximately 8,241,054 shares, subject to adjustment due to the payment of cash in lieu of fractional shares. Proportionate adjustments will be made to the number of shares underlying, and the exercise or conversion prices of, the Company’s outstanding shares of convertible preferred stock, warrants, stock options, restricted stock units and other equity awards, and to the number of shares of common stock issuable under the Company’s equity incentive plans.

Information for Shareholders

As a result of the reverse stock split, each 20 shares of the Company’s common stock that are issued and outstanding immediately prior to the effectiveness of the split will be automatically combined and converted into one issued and outstanding share of common stock.

No fractional shares will be issued in connection with the reverse stock split. Shareholders who otherwise would be entitled to receive fractional shares will instead receive, upon surrender of stock certificates representing such shares of common stock, cash in an amount equal to the fraction of a share that shareholder otherwise would have been entitled to receive multiplied by the last sale price (as adjusted to reflect the reverse stock split) of the common stock as last reported on Nasdaq on the trading day preceding the effective date of the reverse stock split.

The reverse stock split will affect all shareholders uniformly and will not alter any shareholder’s relative interest in the Company’s equity securities, except to the extent that a shareholder receives a cash payment in lieu of any fractional shares. The reverse stock split will not change the par value of the common stock or modify the rights or preferences of the common stock.

The Company’s transfer agent, American Stock Transfer & Trust Company, LLC, will maintain the book-entry records for the Company’s common stock, and will also serve as the exchange agent for holders of common stock in connection with the reverse stock split. Registered shareholders holding pre-split shares of the Company’s common stock electronically in book-entry form are not required to take any action to receive post-split shares. Shareholders owning shares via a broker, bank, trust or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to such broker’s particular processes, and will not be required to take any action in connection with the reverse stock split.

As soon as practicable after the effective time of the reverse stock split, the Company’s transfer agent will send to the registered address of each holder of common stock a transmittal letter, along with a statement of ownership indicating the number of post- split shares of the Company’s common stock held by such shareholder. If applicable, a check representing a cash payment in lieu of fractional shares will also be mailed to such shareholder’s registered address as soon as practicable after the effective time of the reverse stock split.

American Stock Transfer & Trust Company, LLC can be reached at (800) 937-5449.

About Oncocyte

Oncocyte is a precision diagnostics company. The Company’s tests are designed to help provide clarity and confidence to physicians and their patients. DetermaIO™ is a gene expression test that assesses the tumor microenvironment to predict response to immunotherapies. VitaGraft™ is a blood-based solid organ transplantation monitoring test, and pipeline test DetermaCNI™ is blood-based monitoring tool for monitoring therapeutic efficacy.

DetermaIO™, DetermaCNI™, and VitaGraft™ are trademarks of Oncocyte Corporation.

Oncocyte Forward Looking Statements

This press release contains forward-looking statements. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts may be forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding the timing of the effectiveness of the reverse stock split and the Company’s continued listing on Nasdaq. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the factors discussed in Part I, Item 1A. “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and described from time to time in the Company’s future reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are based upon information available to the Company as of the date of this press release and while the Company believes such information forms a reasonable basis for such statements, these statements are inherently uncertain. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor Contact:

Jesse Arno

(949) 409-6770

jarno@oncocyte.com

Source: Oncocyte Corporation